Exhibit 16.1

September 11, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D. C. 20549

Re: Communication Intelligence Corporation (File no. 000-19301)

Commissioners:

We have read the statements made by Communication Intelligence Corporation contained in Item 4.01 of its Form 8-K/A dated September 6, 2006, which we understand will be filed with the Securities and Exchange Commission on September 12, 2006 (copy attached). We agree with the statements concerning our Firm in such form 8-K/A, however we have no basis to agree or disagree with the statements in the fourth paragraph of Item 4.01.

Very truly yours,

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.